Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 30, 2008 with respect to the statement of net assets available for benefits of the Jo-Ann Stores, Inc. 401(k) Savings Plan on Form 11-K as of December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Jo-Ann Stores, Inc. on Form S-8 (File No. 333-55280, effective February 9, 2001 and File No. 333-137187, effective September 8, 2006).
/s/ GRANT THORNTON LLP
Cleveland, Ohio
June 16, 2009